Exhibit 10.1

IMAGEWARE SYSTEMS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective as of                       , 2005 (the “Effective Date”), by and between Mr. S. James Miller, Jr. (the “Executive”) and ImageWare Systems, Inc., a California corporation (the “Company”).

R E C I T A L S

A.            WHEREAS, Executive is currently employed by the Company as its Chairman of the Board and Chief Executive Officer and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

B.            WHEREAS, the Company wishes to provide this Agreement in recognition of the unique and extraordinary past contributions of Executive and as additional inducement for the Executive to remain in the ongoing employ of the Company;

C.            WHEREAS, the Board believes that it is in the best interests of the Company and its shareholders to provide the Executive with an incentive to continue his employment and to maximize the value of the Company in the future for the benefit of its shareholders; and

D.            WHEREAS, in order to provide the Executive with enhanced financial security and sufficient encouragement to remain with the Company, the Board believes that it is imperative to provide the Executive with certain employment terms and severance benefits.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of Executive by the Company, the parties agree as follows:

1.             Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)     Base Salary.  “Base Salary” shall have the meaning set forth in Exhibit A.

(b)     Cal-COBRA.  “Cal-COBRA” means the California Continuation Benefits Replacement Act.

(c)     Cause.  “Cause” shall mean any of the following: (i) the commission of an act of fraud, embezzlement or material dishonesty which is intended to result in substantial personal enrichment of the Executive in connection with Executive’s employment with the Company; (ii) Executive’s conviction of, or plea of nolo contendere to a crime constituting a felony (other than traffic-related offenses); (iii) Executive’s gross negligence that is materially injurious to the

Company; (iv) a willful material breach of the Executive’s proprietary information agreement that is materially injurious to the Company; (v) Executive’s (1) willful and material failure to perform his duties as an officer or employee of the Company, and (2) failure to “cure” any such failure within thirty (30) days after receipt of written notice from the Company delineating the specific acts that constituted such failure and the specific actions necessary, if any, to “cure” such failure; or (vi) a willful violation of a material Company policy, including insider trading that is materially injurious to the Company.

(d)     Change of Control.  “Change of Control” shall mean the occurrence of any of the following events:

(i)    the date on which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) obtains “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) or a pecuniary interest in fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (“Voting Stock”);

(ii)   the consummation of a merger, consolidation, reorganization, or similar transaction other than a transaction: (1) in which substantially all of the holders of the Company’s Voting Stock hold or receive directly or indirectly fifty percent (50%) or more of the voting stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of the Company immediately prior to the transaction; or (2) in which the holders of the Company’s capital stock immediately before such transaction will, immediately after such transaction, hold as a group on a fully diluted basis the ability to elect at least a majority of the directors of the surviving corporation (or a parent company);

(iii)  there is consummated a sale, lease, exclusive license, or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license, or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an entity, fifty percent (50%) or more of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license, or other disposition; or

(iv)  individuals who, on the date this Plan is adopted by the Board, are Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Directors; provided, however, that if the appointment or election (or nomination for election) of any new Director was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

(e)     COBRA.  “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f)      Code.  “Code” means the Internal Revenue Code of 1986, as amended.

(g)     Disability. “Disability” means a physical or mental condition of Executive that, in the good faith judgment of the Board of Directors of the Company, based upon certification by a licensed physician reasonably acceptable to Executive, or Executive’s representative, and the Company, (i) prevents Executive from being able to substantially perform services required by his or her position with the Company, (ii) has continued for a period of at least six (6) months during any period of twelve (12) consecutive months, and (iii) is expected to continue.

(h)     Involuntary Termination.  “Involuntary Termination” shall mean without the Executive’s express written consent any of the following, (i) a significant reduction of the Executive’s duties, position or responsibilities relative to the Executive’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Executive from such position, duties and responsibilities; (ii) a substantial reduction of the facilities and perquisites (including, but not limited to, office space and location) available to the Executive immediately prior to such reduction, excluding similar reductions applicable to the entire executive staff; (iii) a reduction by the Company of the Executive’s base salary as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive’s overall benefits package is significantly reduced; (v) without Executive’s written consent, the relocation of the Executive to a facility or a location more than twenty-five (25) miles from the Company’s then current location; (vi) a material breach by the Company of this Agreement or any other material agreement of the Company that is not corrected within fifteen (15) days after written notice from the Executive; (vii) any termination of the Executive by the Company which is not effected for Cause or any purported termination of the Executive by the Company which is effected for Cause but for which the grounds relied upon are not valid; or (viii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 7 below.

(i)      Severance Benefits.  “Severance Benefits” shall mean those benefits which Executive is entitled to receive upon the Involuntary Termination of Executive’s employment with the Company as set forth under Section 5.

(j)      Termination Date.  “Termination Date” shall mean the effective date of any notice of termination delivered by one party to the other hereunder.

2.             Term of Agreement.  The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until the third anniversary of the Effective Date; provided, however, that (i) if the payment of Severance Benefits has been triggered pursuant to this Agreement, the Term shall expire on the date that all obligations of the parties hereto under this Agreement have been satisfied; (ii) if a Change of Control has occurred, the Term shall not expire until the later of (A) the third anniversary of the Effective Date, or (B) the last day of the thirteenth (13th) month following the close of a Change of Control (unless Severance Benefits are triggered prior to such time) or (iii) if Executive’s employment with the Company is terminated by the Company for Cause or Executive voluntarily terminates employment and such termination does not qualify as an Involuntary Termination, then the Term shall expire as of the date of such termination.

3.             At-Will Employment.  Nothing in this Agreement alters the at-will nature of Executive’s employment.  Either the Company or the Executive can terminate the employment relationship at any time, with or without cause and with or without advance notice.  This at-will employment relationship can only be modified in a writing signed by Executive and a duly authorized Company representative.

4.             Employment Compensation and Benefits.  During the term of this Agreement, Executive shall receive the benefits set forth in Exhibit A, attached hereto and incorporated by reference herein.

5.         Severance Benefits.

(a)     Involuntary Termination of Employment.  Subject to Section 5(b) below, and in exchange for executing the standard Company release attached hereto as Exhibit B (and specifically excluding claims for contractual or statutory indemnification to the fullest extent allowable by law or contract), in the event of the Executive’s Involuntary Termination at any time while this Agreement is in effect, then Executive shall be entitled to the following Severance Benefits:

(i)    twenty-four (24) months of Executive’s Base Salary in effect as of the day of such termination, less applicable withholding, payable in a lump sum within ten (10) days of the Involuntary Termination;

(ii)   50% of all stock options and restricted stock, taken collectively, granted by the Company to the Executive prior to the Involuntary Termination that are then unexercisable or unvested shall become fully vested and, if applicable, exercisable as of the date of the Involuntary Termination. For purposes of calculating the 50% threshold set forth above, the following order shall be adhered to (i) restricted shares shall vest (i.e., any Company right of repurchase shall lapse) first, until the 50% collective threshold has been met, and (ii) options shall vest and become exercisable second, starting with the earliest granted options, until the 50% collective threshold has been met;

(iii)  for a period of three (3) years following the date of the Executive’s termination with the Company, the Company shall maintain the same level of health (i.e., medical, vision and dental) coverage as in effect for the Executive and Executive’s dependents on the day immediately preceding the day of the Executive’s termination of employment.; and

(iv)  for a period of three (3) years following the date of Executive’s termination, the Company shall provide continuation of the following benefits: (a) Insurance.   Major disability insurance which shall provide not less than two-thirds (2/3rds) of Executive’s Base Salary as of the date of his termination in disability payments commencing three (3) months after permanent or partial disability occurs and group life or term life insurance in an amount equal to two (2) times Executive’s Base Salary as of the date of his termination. (b) Employee Benefit Plans.  Participation in any other employee benefit plan then in existence as of Executive’s termination date, subject to applicable laws and the generally applicable terms and conditions of such plans.

(b)     Involuntary Termination of Employment in the Context of a Change of Control.  In the event of Executive’s Involuntary Termination at any time within six (6) months prior to or within thirteen (13) months after, the consummation of a Change of Control, and in exchange for executing the standard Company release attached hereto as Exhibit B (and specifically excluding claims for contractual or statutory indemnification to the fullest extent allowable by law or contract), then Executive shall be entitled to the following Severance Benefits:

(i)    twenty-four (24) months of Executive’s Base Salary in effect as of the day of such termination, less applicable withholding, payable in a lump sum within ten (10) days of the Involuntary Termination;

(ii)   100% of all stock options and restricted stock, taken collectively, granted by the Company to the Executive prior to the Involuntary Termination that are then unexercisable or unvested shall become fully vested and, if applicable, exercisable as of the date of the Involuntary Termination.;

(iii)  for a period of three (3) years following the date of the Executive’s termination with the Company, the Company shall maintain the same level of health (i.e., medical, vision and dental) coverage as in effect for the Executive and Executive’s dependents on the day immediately preceding the day of the Executive’s termination of employment.; and

(iv)  for a period of three (3) years following the date of Executive’s termination, the Company shall provide continuation of the following benefits: (a) Insurance.  Major disability insurance which shall provide not less than two-thirds (2/3rds) of Executive’s Base Salary as of the date of his termination in disability payments commencing three (3) months after permanent or partial disability occurs and group life or term life insurance in an amount equal to two (2) times Executive’s Base Salary as of the date of his termination. (b) Employee Benefit Plans.  Participation in any other employee benefit plan then in existence as of Executive’s termination date, subject to applicable law and the generally applicable terms and conditions of such plans.

(c)     Termination Other than as a Result of an Involuntary Termination.  If the Executive’s employment with the Company terminates other than as a result of an Involuntary Termination, then the Executive shall not be entitled to receive Severance Benefits, but shall receive the payments pursuant to Section 5(d) and may be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such termination.

(d)     Accrued Wages and Vacation; Expenses.  Without regard to the reason for, or the timing of, Executive’s termination of employment:  (i) the Company shall pay the Executive any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay the Executive all of the Executive’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company prior to the Termination Date.  These payments shall be made promptly upon termination and within the period of time mandated by law.

(e)     Termination on Account of Death.  In no event shall a termination on account of Executive’s death entitle Executive or any of his or her heirs or beneficiaries to any benefits under this Agreement, other than those benefits set forth in clause (d) immediately above.

(f)      COBRA.  No provision of this Agreement shall affect the continuation coverage rules under COBRA or Cal-COBRA, except that the Company’s payment of any applicable insurance premiums shall be credited as a payment by Executive for purposes of Executive’s payment required under COBRA or Cal-COBRA.  Therefore, the period during which Executive may elect to continue the Company’s group medical coverage at Company’s expense under COBRA or Cal-COBRA, the length of time during which COBRA or Cal-COBRA coverage will be made available to Executive, and all other rights and obligations of Executive under COBRA or Cal-COBRA (except the obligation to pay insurance premiums that the Company pays during the period set forth in this Agreement) shall be applied in the same manner that such rules would apply in the absence of this Agreement.  For purposes of this Section, to the extent applicable, applicable premiums that will be paid by the Company shall not include any amounts payable by Executive under a Code Section 125 flexible spending arrangement, which amounts, if any, are the sole responsibility of Executive.

(g)     Non-Duplication of Benefits.  Executive is not eligible to receive benefits under this Agreement more than one time.

6.         Limitation on Payments.

(a)     In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, Executive shall have the sole authority to elect  (by delivering of written notice to the Company within ten (10) days of any termination) whether Executive’s benefits under this Agreement shall be either:

(i)    delivered in full, or

(ii)   delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax.

(b)     Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by a mutually agreed independent public accountanting firm or other independent third party (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes.  For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

7.         Successors.

(a)     Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets (including any parent company to the Company) which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b)     Executive’s Successors.  Without the written consent of the Company, Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.         Notices.

(a)     General.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered (if to the Company, addressed to its Secretary at the Company’s principal place of business on a non-holiday weekday between the hours of 9 a.m. and 5 p.m.; if to Executive, via personal service to his last known residence) or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.

(b)     Notice of Termination.  Any termination by the Company for Cause or by the Executive as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section.  Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than 30 days after the giving of such notice).  The failure by the Executive to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

9.         Code Section 409A.  The parties agree to amend this Agreement to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Code Section 409A and any temporary or final Treasury Regulations and IRS guidance thereunder.

10.       Miscellaneous Provisions.

(a)   No Duty to Mitigate, Legal Fees.  Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the Termination Date where Executive’s termination.  The Company’s obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. Following a Change of Control, the Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others as to the validity or unenforceability of, or liability or entitlement under, any provision of this Agreement or any guarantee of performance thereof (whether such contest is between the Company and the Executive or between either of them and any third party, and including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement) plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of Code.

(b)   Waiver.  No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)   Integration.  This Agreement and any outstanding stock option agreements and restricted stock purchase agreements represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral, with respect to any conflict between this Agreement and any stock option agreement or restricted stock purchase agreement this Agreement shall prevail.

(d)   Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(e)   Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)    Employment Taxes.  All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(g)   Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, and may be delivered by facsimile or other electronic means, but all of which shall be deemed originals and taken together will constitute one and the same Agreement.

(h)   Headings.  The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

(i)    Construction of Agreement.  In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

***

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	IMAGEWARE SYSTEMS, INC.

By:

Title:

EMPLOYEE:
S. James Miller, Jr.

EXHIBIT A
BENEFITS

I.              Compensation and Benefits.  Executive’s compensation and other benefits under this Agreement shall be as follows:

A.            Base Salary.  The Company shall pay to Executive a minimum base salary (the “Base Salary”) of $291,048 per year from October 1, 2005 through September 30, 2008.  In addition, each year during the term of this Agreement, Executive shall be reviewed for purposes of determining the appropriateness of increasing his salary hereunder, provided that in any event, Executive shall receive a cost-of-living increase equal to the percentage by which the Consumer Price Index applicable to the San Diego area increased during the prior fiscal year.  Such Base Salary, as adjusted, shall be payable in semi-monthly installments in accordance with the regular employee payment practices of the Company.  All payments shall be subject to the deduction of payroll taxes and similar assessments as required by law.  For purposes of the Agreement, the term “Base Salary” as of any point in time shall refer to the Base Salary as adjusted pursuant to this paragraph A.

B.            Bonus.  In addition to his Base Salary, Executive shall be eligible to participate in any Company Bonus Plan, adopted from time to time by the Board of Directors.

C.            Stock Options.  Commencing on January 1, 2006, and on each anniversay thereafter for so long as this Agreement remains in effect, the Board shall consider in good faith, additional equity grants (in the form of options and/or Restricted Shares and/or other means) to Executive in an amount to be determined, in good faith, based on market conditions and the performance of the Company during the preceding year.  The Option and/or Restricted Shares shall be subject to the terms, definitions and provisions of the ImageWare Systems, Inc. Amended and Restated 1999 Stock Option Plan (or any successor to that plan) and an applicable option agreement between the Company and Executive, which documents are incorporated herein by reference.

D.            Expenses and Benefits.  Executive is authorized to incur reasonable expenses in connection with the business of the Company, including expenses for entertainment, travel and similar matters.  The Company will reimburse Executive for such expenses upon presentation by Executive of such accounts and records as the Company shall from time to time reasonably require.  The Company also agrees to provide Executive with the following benefits.

E.             Insurance.  Major medical health insurance and disability insurance which shall provide not less than two-thirds of Executive’s then current Base Salary in disability payments commencing three months after permanent or partial disability occurs and life group or term life insurance in an amount equal to two (2) times Executive’s then current Base Salary.

F.             Employee Benefit Plans.  Participation in any other employee benefit plans now existing or hereafter adopted by the Company for its employees.

G.            Vacations.  Executive shall be entitled to a paid vacation for a period in each calendar year of not less than four weeks, to be taken at such times as mutually agreed with the Company.

II.            Disability.  In the event that Executive suffers from Disability during the term of this Agreement, then Executive shall continue in the employ of the Company, but his compensation hereunder shall be limited to the amount of his Base Salary then in effect, which compensation shall be reduced by any amounts which Executive receives from worker’s compensation, social security, state disability programs or the disability insurance provided by the Company to Executive.  In such event, Executive’s employment hereunder shall continue after his Disability and until the first to occur of (a) the expiration of the term specified in Section 2, (b) the death of Executive, or (c) one year from the date he is determined to have a Disability; and during such period of time, Executive shall not be entitled to payment of expenses or benefits specified in Section I above, except that the Company shall continue to provide Executive the insurance benefits set forth in Section I.E. above.

III.           Indemnification.  The Company shall indemnify the Executive as an officer of the Company to the maximum extent allowed under the laws of California to the extent that they are not inconsistent with the Company’s Articles of Incorporation or Bylaws with respect to such subject matter.

2